EX-99.23.e.ii
                       AMENDMENT TO UNDERWRITING AGREEMENT

         This Amendment to the Underwriting Agreement between Analysts Investment Trust (the "Trust") and Equity Analysts Inc., (the "Underwriter") is made as of March 25, 1999.

WHEREAS, the Trust and Equity Analysts Inc. are parties to a Underwriting Agreement dated August 16, 1993; and

WHEREAS, the Trust has added a series called the Analysts internet.fund; and

WHEREAS, the parties wish to amend the Underwriting Agreement to include the Analysts internet.fund;

NOW THEREFORE, the parties agree as follows:

1. The definition of "Fund" is hereby amended to include the Analysts Stock Fund, the Analysts Fixed Income Fund, and the Analysts internet.fund.
2. All other terms and conditions of the underwriting agreement remain unchanged.

IN WITNESS THEREOF, the parties hereto have caused this Amendment to the Underwriting Agreement to be executed by their respective officers as to the day and year first above written.



Analysts Investment Trust                   Equity Analysts Inc.


By:      /S/ DAVID LEE MANZLER              By:      /S/ DAVID LEE MANZLER
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Title:   PRESIDENT                          Title:   PRESIDENT
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